Exhibit 99.1

MEMORANDUM

December 3, 2014

To: K.D. Diepholz, CEO, DynaResource, Inc.;

From: Chip Allender, EVP, and Director of Operations, DynaResource, Inc.

Subject: Current Operational Status Report and Future Considerations, San Jose de Gracia Project

In the period of time since first visiting the San Jose de Gracia Project (SJG) in April, 2014 and writing my assessment report for  _____________, I have re-examined the mine and mill operations in significantly more detail and have visited the SJG site again recently for several days. These examinations, as well as a detailed study of the pilot production data, and my lengthy discussions with the staff and management in México and Dallas have reinforced my initial impression of the project as a potential world-class gold project.

In my earlier report to  _________, I provided an overview technical and economic assessment of the SJG Project, and the potential for increasing resources, profitable production, and expansion of SJG. I also gave my evaluation of the potential for return on investment in the pilot and startup phases of the project. This Operational Status Report is focused more on the current status of operations and the forward looking projection of those operations.

2014 – Mine Rehabilitation and Mill Refurbishing:

During the first 9 months of 2014, the project was being prepared for startup operations. The mine at San Pablo was rehabilitated, and the Pilot Production Facility or SJG Mill (crushing, grinding, gravity, and flotation recovery circuit) was refurbished. Test runs of the pilot production facility were conducted in May, June and July, the flotation circuit was improved and tested in August and September, and the Tailings Pond area was prepared for operations with the installation of an impermeable liner. During the rehabilitation of the San Pablo mine, some mineralized tonnage was extracted and delivered to the mill for test runs. At the end of November, the SJG Project appears ready to sustain operations, though additional improvements could enable the project to accomplish a more efficient level of operations.

Capital Infusion – Fast Track to Profitability:

Though I would classify the current operations as in the “startup” phase; it is clear that a capital injection of US$2.5 to $3 million could be utilized to fast-track the startup phase to a more consistent and predictable operation. With some adjustments and additional equipment, I expect the San Pablo Mine and the SJG Pilot Mill Facility can operate at a 150 tonnes per day (tpd) pilot production level. At current mineralized material grades (approximately 9-11 grams per tonne or gpt) and recovery rates (80-85%), the operation should produce from 1,200 to about 1,500 grams (35-50 ounces) gold per day. That would equate to 900 to 1,200 ounces per month or 11,000 to 14,000 ounces annually. At that rate of pilot production, the SJG operations would provide a solid foundation for expansion and build out, including the increase of output from the underground operations, including the permitting and other preliminary engineering for the proposed open pit operation, including commencing initial exploration of the North area, and, possibly including the plans by company management to commence paying dividends to shareholders.

As the startup pilot operations commence at San Jose de Gracia, projected output is expected to be approximately 75-100 tonnes per day (tpd). At that level of production, the project can sustain profitability. However, at this rate, the project is sensitive to interruptions resulting from equipment failure, parts and supply chain delays, and possibly low grade mineralized material from test mining activities. The project could operate sporadically at less than peak efficiency under these conditions. At its current operating rate, maintenance and repairs as well as necessary system upgrades and expansion will be accomplished as internal cash flow allows. The capital injection mentioned above would allow the project to upgrade its operations and fast track through the startup phase to the point of consistent, sustainable, and profitable operations. And, looking forward, these consistent operations could then be expanded to the point where the SJG Project can produce gold at a notable and significantly profitable pace.

Capital Sources:

As we have discussed, the company has several potential sources of project financing. Currently the company has targeted the following sources:

1.	Current Company Shareholders; (75 individuals own 75 % of DynaResource, Inc.);
2.	A strategic new shareholder(s) (perhaps __________);
3.	Trafigura; large commodities trading firm and the buyer of concentrate produced from SJG;
4.	Kundan Group; Indian refiner (New Delhi), and the buyer of gold dore produced from SJG;
5.	Red Kite Capital; large commodities trading firm specializing in gold financing arrangements;
6.	Shenyang Huachang Non-Ferrous Mining Co. Ltd.; Hong Kong Based mining company and a recent purchaser of concentrate produced from SJG;
7.	Fifomi; Federal Funding Agency in México.

Observations:

The following are my observations concerning current operations and my suggestions for overcoming potential obstacles on our way to achieving the goal of a profitable, small-scale operation at SJG. In addition, I have addressed the future expansion of the San Pablo underground mine, the opening of the Tres Amigos mine, and the possibilities presented by the potential open pit operation at SJG.

Although the test production mining at San Pablo is just now commencing, after the earlier rehabilitation period, there is the possibility for the test mining production to be inconsistent. The inconsistency could result primarily from equipment breakdowns /repairs, and the insufficient supply or delayed delivery of explosives. Some of the equipment being used to mine mineralized material, transport material, and process mineralized material is aging and requires careful maintenance and repair. Replacement parts and equipment are available in Sinaloa but may require several days to procure, transport to SJG, and place into service. Especially during this start up phase, current operations are at such a level that any equipment breakdown has a negative effect on final production rate. Interruption of the flow of mineralized material from the mine to the mill or of supplies, parts, and equipment to the SJG mine/mill complex directly and negatively affects the amount of gold produced.

For example, as mining operations commenced and through the end of November, the mine has produced mineralized material and delivered it to the mill on 20 of the 30 days in the month. The average daily mine test production on those days has been approximately 45 tonnes. Mine production has been adversely affected by equipment failures, mine ventilation issues, and explosive supply limitations (and concerns over the scheduling of a site inspection by government explosives regulation agents). Now, explosive supply limitations have been remedied and the main mine-portal air compressor failure has been fixed. However, both of these issues resulted in significant downtime in both the mine and the mill and caused significantly reduced gold production from the pilot operations.

The average grade of mineralized material mined and processed during November has been 9.49 grams per tonne (gpt). While not as high as grades from earlier operations (12.5 gpt during 2014 test operations; the 2003-2006 pilot production period averaged 15-20 gpt), this 9.49 gpt average grade is an economically recoverable grade for SJG. And, while the tonnage extracted from San Pablo was not up to the goal set for pilot production (target mine production is 100 tonnes per day (tpd) for this start-up phase, this mineralized material grade has been maintained at an acceptable level.

The capacity of San Pablo Mine to produce gold concentrates at maximum flow for profitable gold recovery in the mill was demonstrated during: (A) the 2003-2006 production (18,250 troy ounces gold produced from 42,000 tonnes feed mineralized material; (B) the test mill runs earlier in the year; and (C) the initial operations in November. For the four day period from November 18 to November 21, the mine produced nearly 400 tonnes of mineralized material at an average grade of 12.0 gpt. That mineralized material contained 4,800 grams (154 troy ounces) gold of which about 83% or 4,000 grams (131 troy ounces) were recovered in the SJG Mill. That is, roughly, 33 troy ounces produced per day for that short period.

The SJG crew and I are confident that this quantity and quality of mineralized material production is sustainable and that the goal of 35-50 ounces per day is achievable with current resources; assuming no major equipment failures, and expecting that several areas of the operation can be upgraded.

San Pablo – Mine Block B. The SJG management and crew have been working toward beginning the access ramp into San Pablo Mine Block B, which is below the present mine workings (and beneath the recent workings of the 2003-2006 pilot production period). Commencement of ramp development is currently planned for December, but it may be next year before the ramp development is completed. Access to this mineralized material block B is critical to sustaining and increasing mine production.

SJG Mill. The SJG Mill is currently operating at good efficiency. During my last site visit we made several adjustments to the process flow through the mill facility and those adjustments seem to have improved the performance and recoveries. Gold recovery rates are good but could be improved further. We are still losing a percentage of very fine-grained gold. In order to capture more of this fine gold, additional equipment is needed in both the gravity and flotation circuits within the plant. Specifically, a cone-type concentrator in the gravity circuit and a second column cell in the flotation circuit are needed. Neither is particularly expensive. The cone concentrator may have a long lead time for delivery. The column cell will be engineered and fabricated on site by our engineers and plant staff at an estimated cost of about US$12,000. This is about 20% of the cost of prefabricated units.

Observations Summary and Recommendations. In summary, the development of the Block B access ramp, some equipment reliability issues (and/or upgrades), and the other operational upgrades required in the mine and mill can be addressed completely with an injection of capital totaling US$2.5 - $3 million. With the assistance of SJG management, I have developed a list of specific items needed to upgrade the operation. Most of these are not expensive items, and I have not provided the list of necessary individual upgrades here. (I can make the list available for review). The list includes the following general areas within the mine and mill.

San Pablo Mine

Mineralized material extraction

Mine ventilation

Compressed air supply

Power generation and distribution

Water supply

Mineralized material transportation (trucking)

Haulage road improvements

Mineralized material delivery reconfiguration

San Jose de Gracia Mill

Water storage and distribution

Coarse rock storage and mill feed

Crushing and grinding

Additional fine gold recovery equipment in the gravity circuit

Construction of a second column flotation cell in the flotation circuit

Assay laboratory improvements and expansion

Concentrate drying and weighing

Equipment Maintenance & Repairs

Regular equipment maintenance

Emergency repairs

Scheduling

Replacement Parts & Supply Logistics

Potable water and food

Crew supplies

Parts warehouse

Scheduling

Future Considerations – Staged Expansion:

The key to producing higher-grade mineralized material from San Pablo is the opening of the new ramp into Block B. Driving this new access into the San Pablo Vein in the zone beneath the recent (2003-2006) and the existing mine workings will open up fresh mineralized material of a higher grade and greater vein widths, as indicated by numerous drilling intercepts. Block B represents about 35,000 tonnes of mineralized material and is part of the NI43-101–compliant resource estimate. The B Block is estimated to contain approximately 15,000 ounces gold. Block C, which lies below Block B and is also part of the resource estimate but has not yet been accessed, is estimated to contain 18,000 ounces. Block C is even higher grade and is a wider vein section. Additional gold vein resources exist in unexploited blocks below Block C and could be developed in the future.

Looking forward, with additional test mining development funded through cash flows, opening up Block C and producing mineralized material from both Blocks B and C would allow the production of a significantly higher rate of 250 t p d (100 tpd to 250 tpd). The result of this size operation, at the indicated grades, could be between 1,500 and 2,500 ounces per month and 18,000 to 30,000 ounces per year. This expansion would require additional equipment and personnel, obviously. But it also may afford the opportunity to drive a new mine opening to the surface at a lower elevation. This would then result in shorter haulage distance from the mine to the mill (saving haul trips, shortening trip times, and saving significantly on diesel fuel) and provide much-needed additional ventilation to the upper workings.

This increased pilot production to 250 tpd could then provide the profitable cash flows for the opening of and further expansion into other mines on the SJG property. The Tres Amigos Mine would be the logical next step to expanding the underground operation. Development of additional mineralized bodies and inserting their mining production into the project pilot production flow could result in the expansion of underground operations to 500 tpd. This would require an expanded crushing, grinding, and processing plant and additional mill tailings storage space. At that point, it might make sense to move the plant and tailings impoundment to a location closer to the mines and away from the current site adjacent to SJG village. At this increased rate of 500 tpd, SJG could be producing 40,000 to 60,000 ounces per year which would make SJG a major underground mine producer.

Unique Aspects – Minimal Dilution to Shareholders:

One unique aspect of the SJG project is the opportunity to build out the project through the pilot production of positive cash flows. The ability to internally finance development and expansion through project cash flow is unusual for a junior precious metal mining company under the current market conditions. Junior mining companies nearly all struggle to finance their projects and most are desperately seeking cash flow in any form. The SJG Project opportunity is afforded by the high grade gold values currently defined at the San Pablo Mine, the existing mill facility, and secured permits to operate. The company has financed all of the SJG development to the current startup phase with capital investments by existing shareholders totaling approximately US$4 million. An additional infusion of approximately US$2.5-3 million would give the company the opportunity to establish consistent and profitable pilot operations at SJG. This would in turn set the course for expansion and increased pilot production operations. This expansion and increased pilot production could, in my view, be financed by cash flow from operations rather than any further new capital investment; which results in no further dilution to existing shareholders.

General Conclusion:

I see the opportunity for the DynaResource Companies to internally finance the SJG Project to successful startup of pilot operations and profitability, through to the expansion of the underground mine and plant (100 tpd to 250 tpd to 500 tpd), through the development of the proposed open-pit operation (which would add 80,000 to 100,000 ounces to annual production), and including the exploration of the North area for potential new mineralized deposits. As a consequence of accomplishing the expansions and build out of the project through profitable cash flows and internal financings, the price per share for DynaResource should appreciate significantly and, additionally, the company could expect to return significant cash dividends to shareholders.